Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
BioLife Solutions, Inc.
Bothell, Washington
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2022, relating to the consolidated financial statements of BioLife Solutions, Inc. as of December 31, 2021 and for the years ended December 31, 2021 and 2020, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, P.C.
Seattle, Washington
November 17, 2023